EXHIBIT 99.6



                            [Information Agent Letterhead]





                                             __________ __, 1995




          RJR Nabisco Holdings Corp.
          1301 Avenue of the Americas
          New York, New York  10019-6013


                                 LETTER OF AGREEMENT
                                 -------------------


          This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which _________________ (the "Information Agent") has been retained by RJR Nabisco Holdings Corp. ("Holdings") as Information Agent for its contemplated exchange offer (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

                    1. During the term of the Agreement, the Information Agent will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and, if requested, call individuals who are registered holders or non-objecting beneficial owners ("NOBOs").

                    2. Holdings will pay the Information Agent a fee of $______, of which half is payable in advance per the enclosed invoice and the balance at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the Offer is extended more than fifteen days beyond the initial expiration date. Holdings will pay the Information Agent an additional sum computed on the basis of $____ per incoming call received in excess of 1,000, and if the Information Agent is requested to call registered holders or NOBOS, Holdings will also pay the Information Agent a sum computed on the basis of $____ per such call,




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          RJR Nabisco Holdings Corp.
          __________ __, 1995
          Page 2



                         which fee will include all telephone charges. In addition, Holdings will reimburse the Information Agent for reasonable costs and expenses incurred by the Information Agent in fulfilling the Agreement, including but not limited to: postage and freight charges incurred by the Information Agent in the delivery of Offer documents; printing costs; charges for the production of shareholder lists (paper, computer cards, etc.), mailing labels, or other forms of information requested by Holdings or its agents and other expenses or disbursements authorized by Holdings or its agents.

                    3. The Information Agent will review for accuracy the bills rendered by brokers and banks forwarding Offer material to beneficial owners, before forwarding such bills to Holdings for payment.

                    4. The Information Agent hereby agrees not to make any representations not included in the offer documents.

                    5. Holdings agrees to indemnify and hold the Information Agent harmless against any loss, damage, expense (including, without limitation, reasonable legal and other related fees and expenses), liability or claim arising out of the Information Agent's fulfillment of the Agreement (except for any loss, damage, expense,, liability or claim arising out of the Information Agent's own gross negligence or misconduct). At its election, Holdings may assume the defense of any such action. The Information Agent hereby agrees to advise Holdings of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.

                    6. The Information Agent agrees to preserve the confidentiality of all non-public information provided by Holdings or its agents for our use in providing services under this Agreement, or information developed by the Information Agent based upon such non-public information.







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          RJR Nabisco Holdings Corp.
          __________ __, 1995
          Page 3



          By executing the Agreement below the undersigned agrees to be bound by its terms.


          ACCEPTED:                          Sincerely,

          RJR NABISCO HOLDINGS CORP.         _____________________________


          By:                                By:
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          Title:                             Title:
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          Date:
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